Exhibit 10.11

July 18, 2011

Han Cao

2001 Hamilton St, #2009

Philadelphia, PA 19104

Dear Han:

We are pleased to confirm the terms of your employment with BioNanomatrix, Inc. (the “Company”) as our Chief Scientific Officer. The following terms apply and will constitute your employment agreement with the Company (the “Agreement”).

1.	EMPLOYMENT.

1.1 Term. The term of this Agreement shall begin on the date hereof (the “Commencement Date”) and shall continue until the termination of your employment with the Company in accordance with Section 4 herein.

1.2 Title. You shall have the title of Chief Scientific Officer and shall report to the Chief Executive Officer of the Company (the “CEO”). You shall serve in such other capacity or capacities as the CEO or the Board of Directors of the Company (the “Board”) may from time to time prescribe.

1.3 Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Scientific Officer, consistent with the Bylaws of the Company and as required by the Board.

1.4 Location. Unless otherwise agreed in writing by you and the Company, you shall perform services pursuant to this Agreement primarily at the Company’s headquarters, which are currently located in San Diego, California. In addition, the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business. It is anticipated that you will seek to establish your permanent residence in Southern

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

California as soon as practicable following the date of this Agreement and prior to August 31, 2011.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

2.2 Covenant not to Compete. Except with the express prior written consent of the Company, you will not, during the term of this Agreement or during any period during which you are receiving Severance Benefits (as defined below) from the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3 Agreement not to Maintain Conflicts of Interest. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange, including, but not limited to, any market of the NASDAQ Stock Market, or publicly traded in the over-the-counter market shall not constitute a breach of the foregoing Section 2.2 or this Section 2.3.

3.	COMPENSATION.

3.1 Base Salary. The Company shall pay you a base salary of two hundred fifty thousand dollars ($250,000) per year, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Signing Bonus. The Company will pay you a one-time signing bonus of $40,000 in cash (the “Signing Bonus”) as soon as reasonably practicable following the Commencement Date, less payroll deductions and all required withholdings. It is anticipated that you will apply this Signing Bonus towards the costs associated with storage of your household belongings and approximately six months of temporary housing following your relocation to Southern California.

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

3.3 Annual Performance Bonus. In addition to your base salary and Signing Bonus, you will be eligible to be considered for an annual discretionary bonus of twenty percent (20%) of your base salary based upon the Company’s performance (25% weighting) and your personal performance (75% weighting), at the sole discretion of the Board, against specific milestones to be defined by the Board and agreed to by you.

3.4 Equity Participation.

3.4.1 As soon as practicable following the Commencement Date, you will be granted an option to purchase a number of shares of the Company’s common stock that, together with shares and/or options currently owned by you and the shares of Series B Preferred Stock of the Company to be issued to you pursuant to Section 3.4.3, represents no less than 7.5% of the total outstanding shares of the common stock of the Company (on a fully diluted and as converted to common stock basis) pursuant to the Company’s Amended and Restated 2006 Equity Compensation Plan (the “Plan”). The exercise price per share of such shares shall be the fair market value of such shares as determined in good faith by the Board and is anticipated to be $0.10 per share.

3.4.2 The option granted pursuant to Section 3.4.1 will vest over a period of four (4) years commencing upon the Commencement Date, with 1/48th of such shares vesting on a monthly basis until all the shares are vested, so long as you remain continuously employed by the Company and subject to (i) the establishment of your permanent residence in Southern California by not later than August 31, 2011 and (ii) the provisions of Sections 4.1.2 and 4.3. Your option will be an incentive stock option to the extent permitted by applicable tax laws and will be governed by a separate Stock Option Agreement (that shall be substantially in the form annexed hereto as Exhibit A) that you and the Company agree to use reasonable efforts to enter into by not later than August 31, 2011 and the Plan.

3.4.3 As soon as practicable following the Commencement Date, you will be granted a bonus consisting of 240,800 shares of Series B Preferred Stock of the Company (the “Series B Bonus Shares”) pursuant to the terms of a restricted stock purchase agreement in a form reasonably acceptable to you and the Company that you and Company agree to use reasonable efforts to enter into by not later than August 31, 2011. The Series B Bonus Shares will have a right of repurchase in favor of the Company (for no consideration) (the “Repurchase Right”) that lapses and may not be exercised with respect to 1/48th of such shares per month over a period of four (4) years commencing upon the Commencement Date, so long as you remain continuously employed by the Company through each applicable lapse date and subject to the establishment of your permanent residence in Southern California by not later than August 31, 2011. If the provisions of Sections 4.1.2 or 4.3 are triggered and become applicable and in effect, the Repurchase Right shall lapse and may not be exercised with respect to an additional number of shares that would have lapsed and become unexercisable if you had been employed for an additional (i) twelve (12) months as of the date of termination if the termination of your employment is on or before the date that is two years following the Commencement Date or (ii) six (6) months as of the date of termination if the

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

termination of your employment is after the date that is two years following the Commencement Date. In addition to any other limitation on transfer created by applicable securities laws, you will be prohibited from assigning, hypothecating, donating, encumbering or otherwise disposing of any interest in any portion of the Series B Bonus Shares while such portion of the shares are subject to the Repurchase Right. The Series B Bonus Shares will be subject to standard market stand-off provisions. Subject to your timely filing an election under Section 83(b) of the Internal Revenue Code with respect to all the Series B Bonus Shares, the Company will provide you no less than $150,908 in the form of a forgivable loan (the “Loan”) pursuant to the terms of a promissory note in a form reasonably acceptable to you and the Company (the “Promissory Note”) that you and the Company shall use reasonable efforts to execute by not later than August 31, 2011, which amount will be retained by the Company and applied towards covering the Company’s federal, state and local tax withholding obligations that arise during 2011 (i) in connection with the issuance of the Series B Bonus Shares, and (ii) as a result of the Loan. The Company intends to treat the entire amount of the Loan as taxable income to you during 2011. The Promissory Note will provide (i) that the interest rate is equal to the applicable federal rate in effect as of the date of such Promissory Note and (ii) that the Company will forgive 1/48th of the principal, along with the accrued interest associated therewith, under the Loan per month during the term of the Loan, so long as you remain continuously employed by the Company through each applicable Loan forgiveness date and subject to the establishment of your permanent residence in Southern California by not later than August 31, 2011. If the provisions of Sections 4.1.2 or 4.3 are triggered and become applicable and in effect, the Company shall immediately forgive an additional portion of the principal, along with the accrued interest associated therewith, under the Loan that would have been forgiven if you had been employed for an additional (i) twelve (12) months as of the date of termination if the termination of your employment is on or before the date that is two years following the Commencement Date or (ii) six (6) months as of the date of termination if the termination of your employment is after the date that is two years following the Commencement Date. The Loan forgiveness will be fully accelerated on the first to occur of (a) the closing of a Change of Control (as defined in the Plan) (“Change of Control”), (b) the date on which the securities of the Company become registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) the date on which the Company becomes subject to the reporting requirements under Section 15(d) of the Exchange Act, or (d) immediately prior to the filing by the Company of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Any unforgiven principal and accrued interest under the Loan will be due and payable in full 60 days following the termination of your employment with the Company. Upon maturity of the Loan, you will have the election to satisfy payment of any unforgiven principal and accrued interest that is due thereunder and subject to the provisions of this Agreement by delivery of any combination of cash or shares of common stock or Series B Preferred Stock of the Company held by you that are not at such time subject to a contractual right of repurchase by the Company, valued at fair market value as reasonably determined by the Company’s board of directors.

3.5 Relocation Allowance. In addition to the provisions of Sections 3.1 through 3.4 above, the Company shall provide you with relocation assistance benefits as follows. In order for any relocation expenses to be eligible for reimbursement, such expenses must be

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

incurred by you no later than December 31, 2011 (except as to the expenses referenced in Sections 3.5.2 and 3.5.3, as to which such expenses must be incurred no later than December 31, 2012), and you must provide receipts or other satisfactory documentation of such expenses to the Company no later than sixty (60) days following the date such expenses are incurred. All verified eligible expenses will be reimbursed be the Company no later than sixty (60) days following submission of such documentation. To the extent such amounts are taxable income, such payments shall be subject to applicable payroll deduction and withholding.

3.5.1 The Company shall reimburse you for the following relocation expenses not to exceed $20,000 in the aggregate, subject to your delivery to the Company of reasonably satisfactory evidence of such expenses: (i) moving costs with respect to your primary household belongings; (ii) airfare for up to two round-trip flights for you and each of your immediate family members from the region of your current residence to the region of the Company’s headquarters; and (iii) airfare for one one-way flight for you and each of your immediate family members from the region of your current residence to the region of the Company’s headquarters.

3.5.2 The Company shall reimburse you $10,000 for mortgage points and related loan origination and closing expenses incurred with respect to the purchase of a residential property in Southern California to serve as your permanent residence.

3.5.3 The Company shall reimburse you seven percent (7%) of the sales price of your permanent residence in Philadelphia, Pennsylvania (“Philadelphia Residence”), subject to the completion of such sale, to cover the costs associated therewith including, but not limited to, real estate sales commissions and other closing costs (the “Residence Sale Costs Reimbursal”). Prior to the sale or your Philadelphia Residence, the Company shall reimburse you on a monthly basis for your carrying costs with respect to your Philadelphia Residence at a rate of $2,000 per month commencing on the Commencement Date and not to exceed twelve (12) months (the “Carrying Cost Reimbursal”), subject to your delivery of a signed affidavit stating that you have not sold such permanent residence or been given approval by the applicable homeowners’ association to rent out such permanent residence prior to or during the period of such reimbursement. The amount of any Carrying Cost Reimbursal actually paid by the Company shall be applied against and reduce the amount of the Residence Sale Costs Reimbursal to be paid by the Company.

3.6 Employment Taxes and Withholdings. All of your compensation shall be subject to payroll deductions and withholdings required to be collected or withheld by the Company.

3.7 Vacation; Benefits. You shall, in accordance with Company policy and the terms of any applicable plan documents, be eligible for paid time off (at a rate of no less than four weeks per year with respect to vacation days) and benefits under any executive benefit plan or arrangement, such as group health insurance coverage and other fringe benefits, which may be in effect from time to time and made available to the Company’s executives or key management employees.

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

4.	TERMINATION.

4.1 Termination Without Cause or for Good Reason. If your employment with the Company is terminated by the Company without Cause or you terminate your employment for Good Reason, then subject to your delivery to the Company of a Release and Waiver in the form attached hereto as Exhibit B within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of your employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, the Company shall provide you with the following:

4.1.1 Severance pay in the form of salary continuation at your then-current salary over a period of six (6) months, to be paid on the Company’s normal pay days commencing with the first regular payroll date of the Company following the effective date of the Release and Waiver; and

4.1.2 You shall vest immediately such number of unvested stock options that would have vested in accordance with the applicable vesting schedule as if you had been employed for an additional (i) twelve (12) months as of the date of termination if the termination of your employment is on or before the date that is two years following the Commencement Date or (ii) six (6) months as of the date of termination if the termination of your employment is after the date that is two years following the Commencement Date.

4.2 For purposes of this Agreement:

“Cause” shall mean your:

(i) gross negligence or willful misconduct in the performance of your duties to the Company as an employee of the Company (other than a failure resulting your complete or partial incapacity due to physical or mental illness or impairment); provided, however, that no act, or failure to act, by you shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest;

(ii) material and willful violation of any federal or state law or regulation applicable to the business of the Company;

(iii) significant or material refusal or failure to act in accordance with any lawful specific direction or order of the Board;

(iv) commission of any act of fraud with respect to the Company;

(v) breach of any material provision of your Proprietary Information and Inventions Agreement, including without limitation, theft or other misappropriation by you of the Company’s proprietary information or trade secrets;

(vi) conviction of, or entry of plea of nolo contendere to, a felony or a crime involving moral turpitude; or

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(vii) failure to establish your permanent residence in Southern California on or prior to August 31, 2011.

“Good Reason” means the occurrence of any of the following events without your consent; provided however, that any resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (i) you give the Company written notice of your intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that you believe constitute Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first fifteen (15) days after expiration of the Cure Period:

(i) a material reduction in your authority or job responsibilities as an employee of the Company or successor to the Company, where such material reduction in authority or job responsibilities is accompanied by a change in title;

(ii) a material reduction in your base compensation, other than pursuant to a Company-wide reduction of base compensation for employees of the Company generally;

(iii) the relocation of the Company’s executive offices by a distance of fifty (50) miles or more, which relocation requires an increase in your one-way driving distance by more than twenty-five (25) miles; or

(iv) breach by the Company of any material term of this Agreement.

Whether or not the actions or omissions of Executive constitute “Cause” within the meaning of this Section 4 shall be decided by the Board based upon a reasonable good faith investigation and determination.

4.3 Termination for Death or Disability. Your employment with the Company shall terminate effective upon the date of your death or Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement by reason of any medically determinable physical or mental impairment which could reasonably be expected to result in death or which has lasted or could reasonably be expected to last for a continuous period of not less than six (6) months. If your employment shall be terminated by death or Complete Disability, (a) the Company shall pay to you, and/or your heirs, your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination as well as unreimbursed amounts that are due and any amounts not yet paid under Section 3.5 hereof, less standard deductions and withholdings as applicable, (b) you shall vest immediately such number of unvested stock options that would have vested in accordance with the applicable vesting schedule as if you had been employed for an additional (i) twelve (12) months as of the date of termination if the termination of your employment is on or before the date that is two years following the Commencement Date or (ii)

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

six (6) months as of the date of termination if the termination of your employment is after the date that is two years following the Commencement Date and (c) the Company shall thereafter have no further obligations to you and/or your heirs under this Agreement.

4.4 Termination by You Without Good Reason. You may resign your employment without Good Reason upon thirty (30) days written notice to the Company. Upon such resignation, the Company shall pay you your base salary and accrued and unused vacation earned through the date upon which the Company accepts such resignation, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

4.5 Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing. Any such termination of employment shall have the consequences specified in such writing.

4.6 Survival of Certain Provisions. Sections 2.2 and 5 shall survive the termination of this Agreement.

4.7 LIMITATION ON PAYMENTS.

4.7.1 Reductions. If any payment or benefit you would receive from the Company (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.

4.7.2 Accounting Firm. The accounting firm engaged by the Company for general audit purposes as of the time of the Payment shall perform the foregoing calculations, subject to the necessary authorizations of the Audit Committee of the Company’s Board (the “Audit Committee”). Alternatively, the Audit Committee may engage a consulting firm with expertise in calculations under Section 280G of the Code to perform such calculations. The

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.

4.7.3 Determinations. The accounting or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within ten (10) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting or consulting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION;NONSOLICITATION.

5.1 As a condition of employment pursuant to this Agreement you agree to abide by the Company’s standard Proprietary Information and Inventions Agreement which you have executed prior to the date hereof, attached hereto as EXHIBIT C.

5.2 While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.	CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to conflict of laws principles.

8.	INTEGRATION.

This Agreement, including Exhibits A, B and C, and the other agreements referenced herein as being entered into in connection herewith contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of your employment and the

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between you and the Company. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.

9.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.

10.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

12.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	REPRESENTATIONS AND WARRANTIES.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

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14.	COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together shall contribute one and the same instrument. Facsimile or other electronically transmitted signatures shall be as effective as original signatures.

15.	LITIGATION COSTS.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action.

16.	APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement {the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur adverse taxation under Section 409A. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of (i) the date that is six months and one day after your Separation From Service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation (such applicable date, the “Specified Executive Initial Payment Date”). Upon the first business day following the Specified Executive Initial Payment Date, and subject to the effectiveness of the Release and Waiver, the Company {or the successor entity thereto, as applicable) shall pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Executive Initial

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

Notwithstanding the foregoing provisions of this Agreement, you shall receive Severance Benefits only if you execute and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of your termination of employment, the Release and Waiver in the form attached hereto as Exhibit B, and permit such release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which your termination of employment occurs, the Release and Waiver will not be deemed effective any earlier than the Release Deadline. None of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed until the Specified Executive Initial Payout Date because you are a “specified employee” or until the effectiveness of the Release and Waiver, the Company will pay you the Severance Benefits as soon as practicable in accordance with the Company’s normal payroll practices. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

17.	ELIGIBILITY.

As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

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3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

BioNanomatrix, Inc.

/s/ Erik Holmlin
Erik Holmlin
President and Chief Executive Officer

Agreed and Accepted:

/s/ Han Cao
Han Cao

Dated: 7/18/2011

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

EXHIBIT A

STOCK OPTION AGREEMENT

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.1 of the Employment Agreement dated July     , 2011 (the “Employment Agreement”) to which this form is attached as Exhibit B, I, Han Cao, hereby furnish BioNanomatrix, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates (as defined in the Employment Agreement), and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this Release and Waiver of Claims shall release the Company from its obligations pursuant to the Employment Agreement or any other contract with the Company to which I am a party or under which I am an intended beneficiary, including without limitation my rights to exercise vested stock options following termination of employment pursuant to the terms of those stock options, to indemnification pursuant to the Company’s Bylaws or any contracts to which I am a party providing for indemnification or to benefits which have vested as of the termination of my employment with the Company pursuant to the terms of applicable Company benefit plans.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Employment Agreement as Exhibit C. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver, including Exhibits A and C to the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: 7/18/2011	By:	/s/ Han Cao
Han Cao

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

3545 John Hopkins Court Ste 160 | San Diego, CA 92121 | 858.888.7600 tel | 858.888.7601 fax | www.bionanomatrix.com

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 7, 2017 (the “Effective Date”) by and between Bionano Genomics, Inc., a Delaware corporation (the “Company”), formerly known as BioNanoMatrix, Inc., and Han Cao, an individual resident in the State of California (the “Employee”) (the Company and the Employee are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, the Employee and the Company have entered into that certain Employment Agreement dated July 18, 2011 (the “Agreement”);

WHEREAS, the Parties now wish to amend the Agreement as specified herein;

NOW, THEREFORE, as an inducement to the Investors to consummate the Financing and in consideration of the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment. A new clause, (4.1.3), is added to Section 4: Termination of the Agreement, as follows:

“provided that the Employee timely elects COBRA insurance continuation coverage, the Company will pay one hundred percent of the premium cost of such coverage for a period of six (6) months following the Termination Date, or until such time as the Employee is no longer eligible for COBRA continuation coverage, whichever comes first. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Employee’s behalf, the Company will pay the Employee a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Employee’s payment of COBRA premiums.

2. Miscellaneous. Except as expressly amended hereby, the Agreement, shall continue in full force and effect in accordance with its terms. This Amendment shall be governed by and interpreted according to the internal laws of the State of California, without regard to any choice of law rules that may direct the application of the laws of

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another jurisdiction.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin

Name:	R. Erik Holmlin

Title:	President and CEO

EMPLOYEE:

/s/ Han Cao
Han Cao

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